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                      March 19, 2021

       William R. McCamey
       Chief Financial Officer
       Atlanticus Holdings Corporation
       Five Concourse Parkway,
       Suite 300
       Atlanta, Georgia 30328

                                                        Re: Atlanticus Holdings
Corporation
                                                            Form 10-Q for the
Quarterly Period ended September 30, 2020
                                                            Filed on November
13, 2020
                                                            File No. 000-53717

       Dear Mr. McCamey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance